EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated March 28, 2019, relating to the financial statements of Biocept, Inc., as of and for the years ended December 31, 2018 and 2017 (which report includes an explanatory paragraphs related to the change in the method of accounting for revenue and the uncertainty of the Company’s ability to continue as a going concern).

/s/ Mayer Hoffman McCann P.C.

San Diego, California

August 14, 2019